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                                                                      Exhibit 14



            Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Independent Auditors" in the Post-Effective Amendment No. 2 to the Registration Statement (Form N-6 No. 333-107461) and the related Statement of Additional Information appearing therein and pertaining to LLANY Separate Account S for Flexible Premium Variable Life Insurance, which are incorporated by reference into Post-Effective Amendment No. 4, and to the use therein of our reports dated (a) March 31, 2004, with respect to the financial statements of Lincoln Life & Annuity Company of New York, and (b) March 1, 2004, with respect to the financial statements of LLANY Separate Account S for Flexible Premium Variable Life Insurance.

Fort Wayne, Indiana                                    /s/ Ernst & Young
November 29, 2004